As filed with the United States Securities and Exchange Commission on July 31, 2013

Registration No. 333-189698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3219054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

170 South Virginia Street

Suite 201

Reno, Nevada 89501

(775) 980-2345

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Vetter

President

Unwired Planet, Inc.

170 South Virginia Street

Suite 201

Reno, Nevada 89501

(775) 980-2345

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph L. Johnson III, Esq.

Thomas S. Levato, Esq.

Brian C. McPeake, Esq.

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Non-transferable Common Stock Subscription Rights	(2)	N/A	N/A	(3)
Common Stock, par value $0.001 per share	7,530,120	$1.66	$12,500,000(4)	$1,705(5)

(1)	This registration statement relates to: (a) non-transferable subscription rights to purchase common stock of the Registrant, which subscription rights are to be distributed to holders of the Registrant’s common stock; and (b) the shares of common stock deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering. This registration statement also covers any additional shares of common stock of the Registrant that may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.
(2)	Evidencing the subscription rights to subscribe for up to 7,530,120 shares of common stock, par value $0.001 per share.
(3)	The non-transferable subscription rights are being distributed without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(4)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be distributed.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 31, 2013

PROSPECTUS

Common Stock

Subscription Rights to Purchase up to

7,530,120 Shares of Common Stock

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock held of record as of 5:00 p.m., New York time on July 8, 2013. We are distributing subscription rights exercisable for up to 7,530,120 shares of our common stock.

Each subscription right will entitle you to purchase 0.07533 shares of our common stock (based on the number of shares of common stock issued and outstanding as of July 8, 2013) at a subscription price equal to $1.66 per share, which we refer to as the subscription privilege.

The subscription rights may be exercised at any time during the subscription period, which will commence on             , 2013. The subscription rights will expire if they are not exercised by 5:00 p.m., New York time, on             , 2013, unless we extend the rights offering period. We reserve the right to extend the rights offering period at our sole discretion, subject to the consent rights of the Standby Investor (as defined below). You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering period. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on the Nasdaq Global Select Market or any other stock exchange or market or on the OTC Bulletin Board.

We may cancel the rights offering at any time prior to its expiration for any reason. If we cancel this offering all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

We have entered into a purchase agreement, which we refer to as the Purchase Agreement, with Indaba Capital Fund, L.P., which we refer to as the Standby Investor. Pursuant to the Purchase Agreement the Standby Investor has agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, up to $12.5 million worth of shares of common stock at a price per share equal to the subscription price of the rights offering, in a private offering to be closed after the conclusion of the rights offering, or the Private Placement. We refer to this commitment as the Purchase Commitment. The exact amount of shares to be purchased by the Standby Investor will be the remaining shares of common stock that are not purchased through the exercise of rights in the rights offering, or the Unsubscribed Shares. If our shareholders do not purchase any shares in the rights offering, the Standby Investor will purchase all of the shares offered pursuant to this prospectus, or 7,530,120 shares of common stock. In consideration for providing its Purchase Commitment, we have agreed to issue, at the closing of the Private Placement, to the Standby Investor, a number of additional shares of common stock equal to 3% of such Standby Investor’s Purchase Commitment, which we refer to as the Additional Shares. The amount of Additional Shares issuable to the Standby Investor will be 225,904 shares of common stock.

Shares of our common stock are traded on the Nasdaq Global Select Market under the symbol “UPIP.” On July 29, 2013, the closing sale price for our common stock was $1.93 per share. The shares of common stock issued in the rights offering will also be listed on the Nasdaq Global Select Market under the same symbol.

The exercise of your subscription rights for shares of our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 12 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Incorporation by Reference.”

	Subscription Price	Net Proceeds to Us (1)
Per Share	$1.66	$1.59
Total	$12,500,000	$12,000,000

(1)	Assumes total estimated offering expenses of $500,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is being offered in this rights offering?

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., New York time on July 8, 2013, the record date. The subscription rights will be evidenced by subscription rights certificates. Each subscription right will entitle you to purchase 0.07533 shares of our common stock (based on the number of shares of common stock issued and outstanding as of July 8, 2013) at a subscription price equal to $1.66 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Fractional shares of our common stock resulting from the exercise of the subscription privilege, as described below, will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. As a result, we may not issue the full number of shares authorized for issuance in connection with this rights offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Why are we conducting the rights offering?

We are conducting the rights offering in order to raise additional equity capital and to improve and strengthen our financial position. In authorizing the rights offering, our board of directors evaluated our future need for additional liquidity and capital, and our need for increased financial flexibility in order to enable us to achieve our business plan. Our board of directors also considered:

•	current economic and financial market conditions;

•	analysis from our financial advisor;

•	the size and timing of the rights offering;

•	the potential dilution to our current stockholders if they choose not to participate in the offering;

•	alternatives available for raising equity capital;

•	historical and current trading prices for our common stock;

•	the fact that the rights offering could potentially increase the public float for our common stock; and

•	the fact that existing stockholders would have the opportunity to participate on a pro rata basis at a discount.

How was the subscription price determined?

Our board of directors determined the terms of the rights offering. In determining the subscription price, our board of directors considered a number of factors, including:

•	our future needs for additional capital, liquidity and financial flexibility;

•	current economic and financial market conditions;

•	alternatives available for raising equity capital;

•	the size and timing of the rights offering and the price at which our stockholders might be willing to participate in a rights offering offered on a pro rata basis to all stockholders at a discount;

•	the price at which the Standby Investor would agree to the Purchase Commitment;

•	historical and current trading prices for our common stock; and

•

analysis from our financial advisor, including information related to prior rights offerings and the range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings.

The subscription price was established by our board of directors after extensive negotiations with the Standby Investor and represents a 12.5% discount to the volume weighted average trading price of our common stock over the 15 consecutive trading days prior to the date of the Purchase Agreement, resulting in an agreed rights offering purchase price of $1.66 per share.

In addition, Evercore Group L.L.C., or Evercore, in its capacity as our financial advisor, has provided our board of directors with financial advisory services in connection with our recent registered direct offering and private placement of senior notes and the committed backstop financing in connection with this rights offering. Evercore has not prepared any opinion or appraisal constituting a recommendation or advice to us or our shareholders. Evercore expresses no opinion and makes no recommendation to our shareholders or any other person as to the purchase or sale by any person of shares of our common stock or other securities. Evercore also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering or the Private Placement may trade if and when they are issued or at any future time.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering period. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

What is the subscription privilege?

For each right that you own, you will have a subscription privilege to buy from us 0.07533 shares of our common stock (based on the number of shares of common stock issued and outstanding as of July 8, 2013) at the subscription price. You may exercise your subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

For example, if you owned 10,000 shares of our common stock as of 5:00 p.m., New York time, on the record date, you would receive the same number of subscription rights and would have the right to purchase 753.3 shares of common stock (rounded down to 753 shares) for $1.66 per share with your subscription privilege.

Why did the Company sign the Purchase Agreement with the Standby Investor in connection with the rights offering?

In order to maximize the amount of capital raised and ensure that all of the shares of common stock available in the rights offering are purchased, we sought out the Standby Investor, which has agreed to purchase any Unsubscribed Shares.

Will the Standby Investor receive anything in consideration for providing the Purchase Commitment?

In consideration for providing its Purchase Commitment, we have agreed to issue, at the closing of the Private Placement, the Additional Shares to the Standby Investor.

What agreements have been executed with the Standby Investor?

We have entered into the Purchase Agreement with the Standby Investor. In addition, we have entered into a registration rights agreement with the Standby Investor. See “Purchase Agreement” for additional information regarding these agreements.

Am I required to exercise the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your subscription privilege and other stockholders fully exercise their subscription privilege, the percentage of our common stock owned by other stockholders will increase, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time during the subscription period, which commences on             , 2013, through the expiration date for the rights offering, which is 5:00 p.m., New York time, on             , 2013. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you at or prior to the expiration date. Although we have the option of extending the expiration date of the subscription period at our sole discretion (subject to the consent rights of the Standby Investor), we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone else.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any other conditions to the completion of the rights offering?

Yes. The completion of the rights offering is subject to the conditions described under “The Rights Offering—Conditions and Cancellation.”

Can the rights offering be cancelled?

Yes. We may cancel the rights offering at any time prior to the expiration date for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent before 5:00 p.m., New York time, on             , 2013. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration of the rights offering period, you may follow the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares. If the payment exceeds the subscription price for the full exercise of your subscription rights, then the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return, without interest or penalty, as soon as practicable all subscription payments. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

Must I pay the subscription price in cash?

Yes. You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire under the subscription privilege by certified or cashier’s check or bank draft drawn on a U.S. bank, U.S. postal money order or personal check that clears before the expiration date of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares of our common stock that you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. Your bank, broker or other nominee holder is the holder of the shares you own and must exercise the subscription rights on your behalf for shares you wish to purchase.

Will the shares of common stock I acquire in the rights offering be subject to any stockholder agreement restricting my ability to sell or transfer my new shares of common stock?

No. You will not be subject to any stockholder agreement that restricts your ability to sell or transfer any new shares of common stock acquired by you in the rights offering.

After I exercise my subscription rights, can I change my mind?

No. All exercises of subscription rights are irrevocable by the stockholders, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering. However, we may cancel, extend or otherwise amend the rights offering at any time prior to the expiration date.

Does exercising my subscription rights involve risk?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider other equity investments. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus.

Has our Board of Directors made a recommendation to our stockholders regarding the rights offering?

No. Our board of directors is making no recommendations regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the trading price for our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other record holder of your shares, you are responsible for paying any fees that person may charge.

How do I exercise my subscription rights if I live outside of the United States or have an army post office or foreign post office address?

The subscription agent will hold subscription rights certificates for stockholders having addresses outside the United States or who have an army post office or foreign post office address. In order to exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent and timely follow other procedures described in the section of this prospectus entitled “The Rights Offering—Foreign and Other Stockholders.”

When will I receive my new shares of common stock?

Stock certificates will not be issued for shares of our common stock offered in the offering. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for issuance through DTC to each subscription rights holder of record that has validly exercised its subscription privilege, the shares of common stock purchased pursuant to the subscription privilege.

Will the subscription rights be listed on a stock exchange or national market?

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the Nasdaq Global Select Market or any other stock exchange or market or on the OTC Bulletin Board. Our common stock trades on the Nasdaq Global Select Market under the symbol “UPIP,” and the shares of common stock to be issued in connection with the rights offering will also be listed on the Nasdaq Global Select Market under the same symbol.

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of your subscription rights generally should not be taxable under U.S. federal income tax laws. You should, however, seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Considerations.”

What happens if I choose not to exercise my subscription rights?

You are not required to exercise your subscription rights or otherwise take any action in response to this rights offering. If you do not exercise your subscription privilege and the rights offering is completed, the number of shares of our common stock you own will not change but, due to the fact that shares will be purchased by other stockholders in the rights offering, your percentage ownership of our total outstanding common stock will decrease.

How many shares of common stock will be outstanding after the rights offering?

As of July 8, 2013, there were 99,960,712 shares of our common stock issued and outstanding (excludes 293,313 shares held in treasury). We will issue up to 7,530,120 shares of common stock in the rights offering, depending on the number of subscription rights that are exercised. Assuming no options are exercised prior to the expiration of the rights offering, and based on the number of shares issued and outstanding as of July 8, 2013, if we issue all 7,530,120 shares of common stock available in this rights offering (assuming the rights offering is fully subscribed by existing shareholders), we would have 107,490,832 shares of common stock issued and outstanding following the completion of the rights offering. The number of shares of common stock to be issued and outstanding following the completion of the rights offering does not include (i) 225,904 Additional Shares we are obligated to issue to the Standby Investor or (ii) 518,134 shares of common stock we are obligated to issue to Evercore as compensation for certain financial advisory services provided to us based on an assumed price of $1.93 per share (the last reported sale price of our common stock on the Nasdaq Global Select Market on July 29, 2013).

How much money will Unwired Planet receive from the rights offering?

The net proceeds to us, after deducting estimated offering expenses, will be $12.0 million. We estimate that the expenses of the rights offering will be approximately $500,000. We intend to use the net proceeds for additional working capital, which may be used at our discretion, or for general corporate purposes. See “Use of Proceeds.”

Who should I contact if I have more questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact the information agent, Georgeson, at (800) 903-2897.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information under the heading “Risk Factors,” and the documents incorporated by reference into this prospectus, which are described under the heading “Incorporation by Reference.” In this prospectus, all references to the “Company,” “Unwired Planet,” “we,” “us” and “our” refer to Unwired Planet, Inc., a Delaware corporation, and its subsidiaries and predecessors, unless the context otherwise requires or where otherwise indicated.

Company Overview

Unwired Planet, Inc. is an intellectual property and technology licensing company focused exclusively on the mobile industry. Our patent portfolio of more than 2,400 issued U.S. and foreign patents and patent applications includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents and patent technologies related to mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push technology, maps and location based services, mobile application stores, social networking, mobile gaming and mobile search.

Until recently, we were primarily a software company delivering mediation and messaging solutions to communication service providers. On January 12, 2012, we announced our pursuit of strategic alternatives for our product operations, and sold our product businesses as of April 30, 2012.

Unwired Planet is focused on pursuing a multi-pronged strategy to realize the value of our patent portfolio, which ranges from direct licensing or sale of our patents to litigation, joint ventures, and partnering with one or more intellectual property specialists. We generate revenue by licensing our patented innovations and technologies to companies that develop mobile communications software infrastructure or hardware and/or develop mobile communications products. Our goal is to continue to create additional licensing opportunities.

On February 13, 2013, Unwired Planet and certain of our subsidiaries, including our indirect subsidiary, Unwired Planet, LLC (“UP LLC”), completed our previously announced acquisition of over 2,100 patents and patent applications (the “Ericsson Transferred Patent Portfolio”) from Telefonaktiebolaget L M Ericsson (publ) and an indirect subsidiary (collectively referred to herein as “Ericsson”). The transaction was completed pursuant to that certain Master Sale Agreement (the “MSA”), dated as of January 10, 2013, between Unwired Planet and Ericsson whereby Ericsson transferred the Ericsson Transferred Patent Portfolio to UP LLC in exchange for certain ongoing rights to revenues generated from the Ericsson Transferred Patent Portfolio and Unwired Planet’s patent portfolio. Unwired Planet also granted Ericsson a license to its expanded patent portfolio.

Under the terms of the MSA, Ericsson will also contribute 100 additional patents (a portion of which will be U.S. patents) annually to UP LLC commencing in 2014 through 2018. In consideration for the Ericsson Transferred Patent Portfolio, we will pay Ericsson the following portion of UP LLC’s cumulative gross revenue (“CGR”) on a quarterly basis, subject to certain adjustments: (i) 20% of the amount of CGR, until the CGR equals $100 million; plus (ii) 50% of the amount of CGR in excess of $100 million, until the CGR equals $500 million; plus (iii) 70% of the amount of CGR in excess of $500 million. This revenue sharing may be adjusted in certain circumstances depending on the terms of specific licensing arrangements discussed below. In the event of an Unwired Planet change in control, as defined in the MSA, Ericsson will have the right to either (i) continue the MSA in full force or (ii) receive a Sale Payment and terminate the MSA. In the event Ericsson elects to receive the Sale Payment, such Sale Payment will be equal to Ericsson’s share of the fair market value of all patents and other assets owned or held by UP LLC as determined pursuant to the MSA (the “Patent FMV”). After such Patent FMV has been determined it will be deemed incremental CGR and distributed in accordance with the formula for payments for CGR set forth above. If the change in control occurs prior to the third anniversary of the MSA, the Sale Payment will be at least $1.05 billion less the aggregate of all previous quarterly payments.

Pursuant to the MSA, UP LLC granted or will grant Ericsson licenses and other rights under the Ericsson Transferred Patent Portfolio and all other patents owned or controlled by UP LLC. The Ericsson Transferred Patent Portfolio is also subject to certain encumbrances relating to existing Ericsson licensees, and UP LLC has granted Ericsson a lien on all of UP LLC’s assets. We remain unrestricted in the licensing of our pre-Ericsson patent portfolio without any additional encumbrances as a result of the transaction. Additionally, we have agreed not to engage in, or provide services to any person who conducts or otherwise engages in, the business of generating revenue or otherwise monetizing patents through licensing or selling of patents or initiation or participation in litigation or other legal proceedings to protect and enforce any patent or any other intellectual property right or any other business that is competitive with the business of UP LLC. During a specified period following the closing of the Ericsson transaction, with respect to certain patents, the MSA establishes revenue sharing adjustments in favor of Ericsson if UP LLC grants licenses (or similar rights) below certain agreed-upon royalty rates. Additionally, pursuant to the MSA with respect to the Ericsson Transferred Patent Portfolio and to the extent applicable, UP LLC has accepted an obligation to behave in a manner that is fair, reasonable and non-discriminatory (“FRAND”). The aggregate result of these commitments, together with other obligations contained in Ericsson transaction documents, is such that we will pursue recurring revenue license arrangements that reflect the fair value of our entire patent portfolio, while at the same time respecting Ericsson’s existing commitments, customers and, to the extent applicable, any FRAND obligations. We believe that such an approach will maximize value for our stockholders over the long term, but such arrangements may take a longer period of time to achieve and may result in smaller upfront payments, as compared to lump sum perpetual licensing.

Recent Financing Transactions

On June 28, 2013, we entered into a Securities Purchase Agreement with Indaba Capital Fund, L.P., the Standby Investor in this rights offering, with respect to a registered direct offering of 7,530,120 shares of our common stock, at a price of $1.66 per share, pursuant to our effective shelf registration statement. Net proceeds from the registered direct offering, after deducting financial advisory fees and estimated offering expenses, were approximately $12.0 million. From and after the closing of the registered direct offering, Indaba Capital Fund, L.P. shall have the right to designate one (1) member to our board of directors. From and after the third (3rd) anniversary of the closing of the registered direct offering, Indaba Capital Fund, L.P. shall have the right to designate one (1) additional member to our board of directors. Any designee to our board of directors must meet the criteria that are reasonably acceptable to the nominating committee (or equivalent committee or the full board, as applicable) of our board of directors.

In addition, on June 28, 2013, we entered into a Note Purchase Agreement with Indaba Capital Fund, L.P., the Standby Investor in this rights offering, with respect to a private placement of $25.0 million aggregate principal amount of senior secured notes. Net proceeds from the private placement, after deducting financial advisory fees and estimated offering expenses, were approximately $23.7 million. The notes will initially bear interest at a rate of 12.875% per annum, payable in-kind for the first two years following issue. After the first two years, interest on the notes is payable in cash at a rate of 12.5% per annum or in-kind at a rate of 12.875% per annum, at our option. The notes will mature on June 30, 2018, unless previously redeemed or repurchased by us.

Company Information

Unwired Planet, formerly known as Openwave Systems Inc., was incorporated in 1994 as a Delaware corporation, and we completed our initial public offering in June 1999. Our principal executive offices are located at 170 South Virginia Street, Suite 201, Reno, Nevada 89501, and our telephone number is (775) 980-2345. Our corporate website address is www.unwiredplanet.com. Our current and future annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the investors section of our website. The information contained on, or accessible through, our website is not intended to be part of this prospectus or any report we file with, or furnish to, the SEC and incorporated by reference herein. Our common stock trades on the NASDAQ Global Select Market under the symbol “UPIP.”

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See “The Rights Offering” for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing at no charge one non-transferable subscription right for each share of common stock that you owned as of 5:00 p.m., New York time, on the record date, July 8, 2013, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as beneficial owner of the shares.

Fractional shares of our common stock resulting from the exercise of the subscription privilege will be eliminated by rounding down to the nearest whole share. As a result, we may not issue the full number of shares authorized for issuance in connection with this rights offering.

Purchase Agreement

The rights offering is backstopped by the Standby Investor. We have entered into a purchase agreement with the Standby Investor, which we refer to as the Purchase Agreement, pursuant to which the Standby Investor has agreed to purchase from us up to $12.5 million worth of shares of common stock at a price per share equal to the subscription price of the rights offering, in a private offering to be closed after the conclusion of the rights offering, or the Private Placement. We refer to this commitment as the Purchase Commitment. The Standby Investor’s obligation to fulfill its Purchase Commitment is subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering. The exact amount of shares to be purchased by the Standby Investor will be the remaining shares of common stock that are not purchased through the exercise of rights in the rights offering, or the Unsubscribed Shares. However, to the extent such Standby Investor is also a shareholder of the Company as of the record date, the Standby Investor may satisfy all or any portion of its Purchase Commitment by acquiring shares in the rights offering through exercising the rights received through existing common stock ownership (that is, by validly exercising its subscription privilege).

All of our shares of common stock issued to the Standby Investor pursuant to the Private Placement will be restricted shares and will bear a restrictive legend.

If the holders of our common stock as of the record date do not subscribe for all of the shares offered hereby, the Standby Investor will purchase all of such Unsubscribed Shares.

In consideration for providing its Purchase Commitment, we have agreed to issue, at the closing of the Private Placement, to the Standby Investor, a number of additional shares of common stock equal to 3% of its Purchase Commitment, which will be paid in restricted shares of common stock, which we refer to as the Additional Shares. The amount of Additional Shares issuable to the Standby Investor will be 225,904 shares of common stock.

We have entered into a registration rights agreement pursuant to which we have agreed to provide certain customary registration rights to the Standby Investor with respect to the shares of common stock that it acquires in the Private Placement (including the Additional Shares).

If we cancel the rights offering, the Private Placement will be cancelled as well.

See “Purchase Agreement” for a discussion of the material terms of the Purchase Agreement and the registration rights agreement described above.

Subscription Privilege	For each right that you own, you will have a subscription privilege to buy from us 0.07533 shares of our common stock (based on the number of shares of common stock issued and outstanding as of July 8, 2013)

at the subscription price. You may exercise your subscription privilege for some or all of your subscription rights, or you may choose not to exercise your subscription rights.

Subscription Price	The subscription price per share of common stock shall be equal to $1.66. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Record Date	July 8, 2013

Expiration Date	The subscription rights will expire at 5:00 p.m., New York time, on , 2013, unless the expiration date is extended. We reserve the right to extend the subscription rights period at our sole discretion subject to the consent rights of the Standby Investor.

Procedure for Exercising Subscription Rights	The subscription rights may be exercised at any time during the subscription period, which commences on , 2013. To exercise your subscription rights, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent, Computershare Trust Company, N.A. before 5:00 p.m., New York time, on , 2013, unless the expiration date is extended.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery.”

Use of Proceeds	The net proceeds to us, after deducting estimated offering expenses, will be approximately $12.0 million. We estimate that the expenses of the rights offering will be approximately $500,000. We intend to use the net proceeds for additional working capital or for general corporate purposes. See “Use of Proceeds.”

Non-Transferability of Subscription Rights	The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on the Nasdaq Global Select Market or any other stock exchange or market or on the OTC Bulletin Board.

No Revocation of Exercise by Stockholders	All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described under “The Rights Offering—Conditions and Cancellation.”

Amendment; Cancellation	We may amend the terms of the rights offering or extend the rights offering period. We also reserve the right to cancel the rights offering at any time prior to the expiration date for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

No Board Recommendation	Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See “Risk Factors.”

Issuance of Common Stock	If you purchase shares of common stock through the rights offering, we will issue those shares to you through DTC as soon as practicable after the completion of the rights offering. Stock certificates will not be issued for shares of our common stock offered in the offering.

Listing of Common Stock	Our common stock trades on the Nasdaq Global Select Market under the symbol “UPIP,” and the shares to be issued in connection with the rights offering will also be listed on the Nasdaq Global Select Market under the same symbol.

Certain Material U.S. Federal Income Tax Considerations	The receipt and exercise of your subscription rights generally should not be taxable under U.S. federal income tax laws. You should, however, seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Considerations.”

Subscription Agent	Computershare Trust Company, N.A.

Information Agent	Georgeson

Shares of Common Stock Issued and Outstanding Before the Rights Offering	99,960,712 shares of our common stock were issued and outstanding as of July 8, 2013 (excludes 293,313 shares held in treasury).

Shares of Common Stock Issued and Outstanding After Completion of the Rights Offering	We will issue up to 7,530,120 shares of common stock in the rights offering. Assuming no options are exercised prior to the expiration of the rights offering period, and based on the number of shares of common stock issued and outstanding as of July 8, 2013, if we issue all 7,530,120 shares of common stock available in this rights offering (assuming the rights offering is fully subscribed by existing shareholders), we would have 107,490,832 shares of common stock issued and outstanding following the completion of the rights offering. The number of shares of common stock to be issued and outstanding following the completion of the rights offering does not include (i) 225,904 Additional Shares we are obligated to issue to the Standby Investor or (ii) 518,134 shares of common stock we are obligated to issue to Evercore as compensation for certain financial advisory services provided to us based on an assumed price of $1.93 per share (the last reported sale price of our common stock on the Nasdaq Global Select Market on July 29, 2013).

Shareholder Rights Plan (Tax Benefits Preservation Agreement)

On January 28, 2012, we entered into a Tax Benefits Preservation Agreement with Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”). The Rights Agreement is intended to preserve our net operating loss carry forwards (“NOLs”) and built in losses under Section 382 of the Internal Revenue Code.

We have determined that the acquisition of beneficial ownership of common stock by holders of our common stock, including the Standby Investor in this rights offering and Private Placement, is not expected to limit the availability to us of the NOLs. Accordingly, we have exempted the acquisition of the securities by the Standby Investor in this rights offering and Private Placement from the Rights Agreement.

Risk Factors	Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 12 of this prospectus, together with the other information contained in or incorporated by reference into this prospectus, including the information discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 10, 2013, before making a decision to invest in our common stock.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based upon current expectations and beliefs of management and are subject to risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by these statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. Such statements address future events and conditions concerning intellectual property acquisition and development, licensing and enforcement activities, capital expenditures, earnings, litigation, regulatory matters, markets for our services, liquidity and capital resources and accounting matters. Actual results in each case could differ materially from those anticipated in such statements by reason of factors such as future economic conditions, changes in demand for our services, legislative, regulatory and competitive developments in markets in which we and our subsidiaries operate, results of litigation and other circumstances affecting anticipated revenues and costs and other risks and uncertainties referenced under “Risk Factors” below and in any documents incorporated by reference herein. The occurrence of the events described in “Risk Factors” could harm our business, results of operations and financial condition. Readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake or intend to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated herein that include forward-looking statements.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below, together with the other information contained in or incorporated by reference into this prospectus, including the information discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 10, 2013, before making a decision to invest in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

If you do not fully exercise your subscription privilege, your interest in us will be diluted. In addition, if you do not exercise your subscription privilege in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.

Up to 7,530,120 shares of common stock are issuable in the rights offering. If you do not choose to fully exercise your subscription privilege, your percentage ownership interest in us will decrease. For example, if you own 1,000,000 shares of common stock before the rights offering, or approximately 1.0% of our common stock, and you do not exercise any of your subscription privileges while all other stockholders exercise their subscription privileges in full, then your percentage ownership will be reduced to approximately 0.93%. In addition, if you do not exercise your subscription privilege in full and the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

Our board of directors determined the terms of the rights offering. In determining the subscription price, our board of directors considered a number of factors, including:

•	our future needs for additional capital, liquidity and financial flexibility;

•	current economic and financial market conditions;

•	alternatives available for raising equity capital;

•	the size and timing of the rights offering and the price at which our stockholders might be willing to participate in a rights offering offered on a pro rata basis to all stockholders at a discount;

•	the price at which the Standby Investor would agree to the Purchase Commitment;

•	historical and current trading prices for our common stock; and

•

analysis from our financial advisor, including information related to prior rights offerings and the range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings.

The subscription price was established by our board of directors after extensive negotiations with the Standby Investor and represents a 12.5% discount to the volume weighted average trading price of our common stock over the 15 consecutive trading days prior to the date of the Purchase Agreement, resulting in an agreed rights offering purchase price of $1.66 per share.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering period. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Our Board of Directors is not making any recommendations regarding your exercise of the subscription rights and we did not receive a fairness opinion from our financial advisor in determining the subscription price or the terms of the offering.

Our Board of Directors is not making any recommendations regarding your exercise of the subscription rights. In addition, we did not receive a fairness opinion from Evercore, our financial advisor, in determining the subscription price or the terms of the offering. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the trading price for our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering.

The rights offering may cause the price of our common stock to decline.

The subscription price of $1.66 per share represents a 12.5% discount to the volume weighted average trading price of our common stock over the 15 consecutive trading days prior to the date of the Purchase Agreement. The announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if this rights offering is completed, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if the holders of the shares received upon exercise of the subscription rights choose to sell some or all of their shares, the resulting sales could also depress the trading price of our common stock.

We may cancel the rights offering at any time prior to the expiration of the rights offering period, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment.

We may at our sole discretion cancel this rights offering at any time prior to the expiration of the rights offering period. If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, as soon as practicable any subscription payments. In addition, we may suffer reputational harm if the rights offering is cancelled prior to the expiration date.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing trading price at the time the rights offering is completed.

Once you exercise your subscription rights, you may not revoke or change the exercise. The trading price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $1.66 per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss. Our common stock is traded on the Nasdaq Global Select Market under the symbol “UPIP,” and the closing sale price of our common stock on the Nasdaq Global Select Market on July 29, 2013 was $1.93 per share. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription rights offering period.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

Because we will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds.

We intend to use the net proceeds for additional working capital or for general corporate purposes. However, we may allocate the proceeds among these purposes as we determine is appropriate. In addition, economic and financial market conditions may require us to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner that you consider appropriate.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

Because the subscription rights are non-transferable, there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights to anyone else, and we do not intend to list the subscription rights on the Nasdaq Global Select Market, any other stock exchange or the OTC Bulletin Board. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by certified or cashier’s check or bank draft drawn on a U.S. bank or a U.S. postal money order.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock offered in the rights offering, after deducting estimated offering expenses, will be approximately $12.0 million. We estimate that the expenses of the rights offering will be approximately $500,000.

We intend to use the net proceeds for additional working capital or for general corporate purposes.

Until we use the net proceeds, we may invest them temporarily in liquid short-term securities.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “UPIP.” The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by the Nasdaq Global Select Market.

	High	Low
Year ended June 30, 2014:
First Quarter (through July 29, 2013)	$2.12	$1.93

Year ended June 30, 2013:
Fourth Quarter	$2.24	$1.79
Third Quarter	2.47	1.23
Second Quarter	1.96	1.17
First Quarter	2.52	1.61

Year ended June 30, 2012:
Fourth Quarter	$3.19	$2.07
Third Quarter	2.72	1.59
Second Quarter	1.95	1.40
First Quarter	2.53	1.17

As of July 8, 2013, there were 299 stockholders of record of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2013 (i) on an actual basis, (ii) as adjusted to give effect to the issuance and sale of 7,530,120 shares of common stock pursuant to our effective shelf registration statement on June 28, 2013 resulting in net proceeds of approximately $12.0 million after deducting financial advisory fees and estimated offering expenses and $25.0 million of senior notes pursuant to a private placement transaction on June 28, 2013 resulting in net proceeds of approximately $23.7 million after deducting financial advisory fees and estimated offering expenses and (iii) as further adjusted to give effect to the sale of all 7,530,120 shares available in the rights offering at a subscription price of $1.66 per share, after deducting estimated offering expenses, and the issuance of 225,904 Additional Shares to the Standby Investor. We are currently determining the relative fair value of the senior notes issued pursuant to our June 2013 private placement transaction, the shares of common stock issued pursuant to our June 2013 registered offering, the Purchase Commitment and the Additional Shares to the Standby Investor for presentation on our balance sheet. The relative fair value analysis could result in an adjustment between the carrying amount of the debt and the value of stockholder’s equity on our balance sheet. However, proceeds from these transactions and the principle amount due on the senior notes will not change as a result of the relative fair value determination.

The following information should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of March 31, 2013
	Actual	As Adjusted	As Further Adjusted
	(unaudited)
	(in thousands, except share amounts)
Cash and cash equivalents	$8,242	$43,942	$55,942

Long-term debt, including current portion	$—	$24,500	$24,500

Stockholders’ equity:
Common stock, $0.001 par value—authorized, 1,000,000,000 shares; issued and outstanding, 91,769,161 shares actual, 99,299,281 shares as adjusted; 107,055,305 shares as further adjusted	92	99	107
Additional paid-in capital	3,208,073	3,220,066	3,232,058
Accumulated deficit	(3,171,659)	(3,171,659)	(3,171,659)
Accumulated other comprehensive income (loss)	7	7	7
Total shareholders’ equity	36,513	48,513	60,513
Total capitalization	$36,513	$73,013	$85,013

The above table does not reflect shares of common stock issuable to Evercore as compensation for certain financial advisory services rendered to us. Based on an assumed price per share of $1.93 (the last reported sale price of our common stock on the Nasdaq Global Select Market on July 29, 2013) the number of shares issuable to Evercore would equal 518,134 shares.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased. Net tangible book value per share is equal to our total tangible assets minus total liabilities, divided by the number of shares of common stock outstanding. At March 31, 2013, we had a net tangible book value of approximately $36,513,000, or $0.40 per share of our common stock. After giving effect to (i) the issuance of 7,530,120 shares of common stock on June 28, 2013 in connection with our registered direct offering and $25.0 million of senior notes pursuant to a private placement transaction on June 28, 2013 and (ii) the sale of up to 7,530,120 shares of our common stock in the rights offering (assuming the rights offering is fully subscribed by our existing shareholders) and the issuance of 225,904 Additional Shares to the Standby Investor and after deducting transaction and offering expenses, the pro forma net tangible book value at March 31, 2013, attributable to common stockholders would have been $60,513,000, or $0.57 per share of our common stock. This amount represents an immediate dilution of the net tangible book value of the shares purchased in the rights offering of $1.09. The following table illustrates this per share dilution of the net tangible book value.

Subscription Price		$1.66
Net tangible book value per share at March 31, 2013, before the rights offering	$0.40
Net increase in pro forma tangible book value per share attributable to the entire transaction	$0.17
Pro forma net tangible book value per share after giving effect to the rights offering		$0.57
Dilution in pro forma net tangible book value per share to purchasers		$1.09

The above discussion and table are based on the actual number of shares outstanding as of March 31, 2013, which was 91,769,161 shares. The above discussion and table excludes shares of common stock issuable to Evercore as compensation for certain financial advisory services rendered to us. Based on an assumed price per share of $1.93 (the last reported sale price of our common stock on the Nasdaq Global Select Market on July 29, 2013) the number of shares issuable to Evercore would equal 518,134 shares.

To the extent that outstanding options or warrants are exercised, purchasers of our common stock in the rights offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to “—Notice To Brokers and Nominees” below.

Before deciding whether to exercise your subscription rights, you should carefully read this prospectus, including the information set forth under the heading “Risk Factors” and the information that is incorporated by reference into this prospectus, including the information set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 10, 2013.

The Subscription Rights

We are distributing to holders of our common stock as of 5:00 p.m., New York time, on July 8, 2013, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., New York time, on the record date. The subscription rights will be evidenced by subscription rights certificates. Subscription rights may be exercised at any time during the subscription period, which commences on             , 2013, through the expiration date for the rights offering, which is 5:00 p.m., New York time, on             , 2013. You are not required to exercise any of your subscription rights.

Fractional shares of our common stock resulting from the exercise of the subscription privilege, as described below, will be eliminated by rounding down to the nearest whole share. As a result, we may not issue the full number of shares authorized for issuance in connection with this rights offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Subscription Privilege

Each subscription right will entitle you to purchase 0.07533 shares of our common stock (based on the number of shares of common stock issued and outstanding as of July 8, 2013) at a subscription price of $1.66 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Subscription Price

Our board of directors determined the terms of the rights offering. In determining the subscription price, our board of directors considered a number of factors, including:

•	our future needs for additional capital, liquidity and financial flexibility;

•	current economic and financial market conditions;

•	alternatives available for raising equity capital;

•	the size and timing of the rights offering and the price at which our stockholders might be willing to participate in a rights offering offered on a pro rata basis to all stockholders at a discount;

•	the price at which the Standby Investor would agree to the Purchase Commitment;

•	historical and current trading prices for our common stock; and

•

analysis from our financial advisor, including information related to prior rights offerings and the range of discounts that the subscription prices represented to the prevailing and historical trading prices for those offerings.

The subscription price was established by our board of directors after extensive negotiations with the Standby Investor and represents a 12.5% discount to the volume weighted average trading price of our common stock over the 15 consecutive trading days prior to the date of the Purchase Agreement, resulting in an agreed rights offering purchase price of $1.66 per share.

In addition, Evercore Group L.L.C., or Evercore, in its capacity as our financial advisor, has provided our board of directors with financial advisory services in connection with our recent registered direct offering and private placement of senior notes and the committed backstop financing in connection with this rights offering. Evercore has not prepared any opinion or appraisal constituting a recommendation or advice to us or our shareholders. Evercore expresses no opinion and makes no recommendation to our shareholders or any other person as to the purchase or sale by any person of shares of our common stock or other securities. Evercore also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering or the Private Placement may trade if and when they are issued or at any future time.

We cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

In future filings, we may need to adjust our basic and diluted earnings per share retrospectively in our financial statements for all periods presented if the subscription price is less than the trading price of our common stock on the date the subscription rights expire.

Expiration Time and Date; Amendments

The subscription rights will expire at 5:00 p.m., New York time, on             , 2013, unless we extend it. We reserve the right to extend the subscription period at our sole discretion subject to the consent rights of the Standby Investor. We will notify you of any extension of the expiration date by issuing a press release. You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent prior to 5:00 p.m., New York time, on             , 2013, unless the expiration date is extended. After the expiration of the rights offering period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights which the subscription agent receives after the expiration of the offering, regardless of when you sent the documents regarding that exercise, unless you have used the guaranteed delivery procedures described under “—Notice of Guaranteed Delivery.” Shares purchased in the rights offering will be issued through DTC and any subscription payments for shares not allocated or validly purchased will be sent, as soon as practicable following the expiration date of the rights offering.

We reserve the right, at our sole discretion, to amend or modify the terms of the rights offering subject to the consent rights of the Standby Investor.

Reasons for the Rights Offering

We are conducting the rights offering in order to raise additional equity capital and to improve and strengthen our financial position. In authorizing the rights offering, our board of directors evaluated our future need for additional liquidity and capital, and our need for increased financial flexibility in order to enable us to achieve our business plan. Our board of directors also considered:

•	current economic and financial market conditions;

•	analysis from our financial advisor;

•	the size and timing of the rights offering;

•	the potential dilution to our current stockholders if they choose not to participate in the offering;

•	alternatives available for raising equity capital;

•	historical and current trading prices for our common stock;

•	the fact that the rights offering could potentially increase the public float for our common stock; and

•	the fact that existing stockholders would have the opportunity to participate on a pro rata basis at a discount.

The net proceeds to us, after deducting estimated offering expenses, will be $12.0 million. We estimate that the expenses of the rights offering will be approximately $500,000.

We intend to use the net proceeds for additional working capital or for general corporate purposes.

Purchase Agreement

We have entered into the Purchase Agreement with the Standby Investor. The Standby Investor has agreed to acquire from us up to a certain amount of the shares remaining unsold following the completion of the rights offering in the Private Placement. For more information, see the section entitled “Purchase Agreement” of this prospectus.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

To exercise your subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, to the subscription agent at the address set forth under “—Subscription Agent” below, on or prior to the expiration date.

Subscription by DTC Participants

If your subscription rights are held of record through DTC, you may exercise your subscription privilege by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your subscription privilege and payment in full of the subscription price for each share of our common stock that you subscribed for. Except as described under the subsection titled “—Notice of Guaranteed Delivery,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York time, on             , 2013. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee, the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the subscription privilege by either:

•	uncertified check payable to “Computershare Trust Company, N.A. (acting as subscription agent for Unwired Planet)”;

•	certified or cashier’s check or bank draft drawn upon a U.S. bank and payable to “Computershare Trust Company, N.A. (acting as subscription agent for Unwired Planet)”; or

•	U.S. postal money order payable to “Computershare Trust Company, N.A. (acting as subscription agent for Unwired Planet)”.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check deposited by the subscription agent; or

•	receipt by the subscription agent of any certified check or cashier’s check or bank draft drawn upon a U.S. bank or any U.S. postal money order.

Payment received after the expiration of the rights offering period will not be honored, and, in that case, the subscription agent will return your payment to you, without interest or penalty, as soon as practicable.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five or more business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier’s check or bank draft or U.S. postal money order.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us. Except as described below under “—Notice of Guaranteed Delivery,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for the rights offering. Because uncertified personal checks may take at least five or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier’s check or bank draft or U.S. postal money order to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

Conditions and Cancellation

We reserve the right to cancel the rights offering on or prior to the expiration date of the rights offering for any reason. We may cancel, extend or otherwise amend the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Cancellation Rights

Our board of directors may cancel, extend or otherwise amend the rights offering at its sole discretion at any time prior to the time the rights offering expires for any reason subject to the consent rights of the Standby Investor. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and any funds you paid to the subscription agent will be returned, without interest or penalty, as soon as practicable.

Subscription Agent

Computershare Trust Company, N.A. is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to Computershare Trust Company as follows:

By mail: Computershare Trust Company, N.A. Attention: Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By overnight courier: Computershare Trust Company, N.A. Attention: Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

By facsimile transmission (for eligible institutions only):

(617) 360-6810

You should confirm receipt of all facsimile transmissions by calling the subscription agent at (781) 575-2332. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to Georgeson at (800) 903-2897.

We will pay the fees and expenses of Computershare Trust Company, N.A. We have also agreed to indemnify Computershare Trust Company, N.A. against certain liabilities in connection with the rights offering.

If you deliver subscription documents, subscription rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privilege.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the subscription agent nor we will pay such expenses.

Fractional Shares of Common Stock

We will not issue fractional shares of common stock. Fractional shares of our common stock resulting from the exercise of the subscription privilege will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice To Brokers and Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the subscription rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your subscription rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Notice of Guaranteed Delivery

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent, on or before the time the rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privilege in the manner set forth above in “—Payment Method”;

•

deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Unwired Planet Subscription Rights Certificates” distributed with your subscription rights certificates; and

•

deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery. For purposes of these Notice of Guaranteed Delivery procedures, “business day” means any day on which trading is conducted on the Nasdaq Global Select Market.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Unwired Planet Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificate, and the number of shares of our common stock for which you are subscribing under your subscription privilege; and

•

your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address or facsimile number set forth above under “—Subscription Agent.”

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call Georgeson, the information agent, at (800) 903-2897 to request any copies of the form of Notice of Guaranteed Delivery.

In the case of holders of subscription rights that are held of record through DTC, those subscription rights may be exercised by instructing DTC to transfer subscription rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “—Subscription Agent.”

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions as to the Use of Unwired Planet Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the information agent, Georgeson, at (800) 903-2897.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us at our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Segregated Account; Return of Funds

The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is cancelled. If the rights offering is cancelled for any reason, we will return this money to subscribers, without interest or penalty, as soon as practicable.

Certificates for Shares of Common Stock

Stock certificates will not be issued for shares of our common stock offered in the offering. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for issuance through DTC to each subscription rights holder of record that has validly exercised its subscription privilege, the shares of common stock purchased pursuant to the subscription privilege.

Rights of Subscribers

You will have no rights as a stockholder of our common stock until your account, or your account at your broker, custodian bank or other nominee is credited with the shares of our common stock purchased in the rights offering. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.

Foreign and Other Stockholders

We will not mail subscription rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration date of the rights offering by completing an international holder subscription form which will be delivered to those holders in lieu of a subscription rights certificate and sending it by mail or telecopy to the subscription agent at the address and telecopy number set forth under “—Subscription Agent.”

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time the rights offering expires, you have not obtained this clearance or approval.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

Based upon discussions with our advisors, we believe that our distribution or any stockholder’s exercise of these subscription rights to purchase shares of common stock generally should not be taxable to our stockholders. See “Certain Material U.S. Federal Income Tax Considerations.”

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

No Recommendation to Subscription Rights Holders

Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See “Risk Factors” in this prospectus and in any document incorporated by reference into this prospectus.

Listing

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the Nasdaq Global Select Market or any other stock exchange or market or on the OTC Bulletin Board. The shares of common stock issuable upon exercise of the subscription rights will be listed on the Nasdaq Global Select Market under the symbol “UPIP.”

Shares of Common Stock Outstanding After the Rights Offering

Based on 99,960,712 shares of our common stock issued and outstanding as of July 8, 2013 (excludes 293,313 shares held in treasury), and assuming (i) no options are exercised prior to the expiration of the rights offering period and (ii) all shares available in the rights offering are sold

(assuming the rights offering is fully subscribed by existing shareholders), 107,490,832 shares of our common stock will be issued and outstanding upon completion of the rights offering, representing an increase in the number of issued and outstanding shares of our common stock of approximately 7.53%. The number of shares of common stock to be issued and outstanding following the completion of the rights offering does not include (i) 225,904 Additional Shares we are obligated to issue to the Standby Investor or (ii) 518,134 shares of common stock we are obligated to issue to Evercore as compensation for certain financial advisory services provided to us based on an assumed price of $1.93 per share (the last reported sale price of our common stock on the Nasdaq Global Select Market on July 29, 2013).

Financial Advisor

We have retained Evercore Group L.L.C., or Evercore, to act as our exclusive financial advisor in connection with our recent registered direct offering and private placement of senior notes and the committed backstop financing in connection with this rights offering. Evercore will not underwrite this rights offering or solicit exercises of rights and has no obligation to purchase, or procure purchases of, the shares of our common stock offered hereby or otherwise act in any capacity whatsoever as an underwriter, agent or dealer manager.

We have agreed to pay Evercore a financial advisory fee in connection with its financial advisory services relating to our recent registered direct offering and private placement of senior notes and the committed backstop financing. In addition, we have agreed to indemnify Evercore with respect to certain liabilities, including liabilities under the federal securities laws.

Evercore has not prepared an opinion as to the fairness of the subscription price or the terms of this rights offering. Evercore expresses no opinion and makes no recommendation to the holders of our common stock as to the purchase by any person of any shares of our common stock. Evercore also expresses no opinion as to the prices at which the shares of common stock may trade if and when they are issued or at any future time.

Evercore and its respective affiliates have from time to time performed, and may in the future perform, various financial advisory and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation.

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, underwriting fees or discounts will be paid in connection with this rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

PURCHASE AGREEMENT

The Standby Investor has executed the Purchase Agreement with us. The description of the Purchase Agreement in this section and elsewhere in this prospectus is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is incorporated by reference into this prospectus.

Private Placement; Standby Investor Purchase

We have entered into the Purchase Agreement with the Standby Investor pursuant to which the Standby Investor has agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, at the same subscription price per share as the holders of subscription rights, in a private offering to be closed after the conclusion of the rights offering, the remaining shares of common stock that are not purchased through the exercise of rights. If no shareholders exercise their subscription rights in the rights offering, the Standby Investor will purchase all of the shares offered pursuant to this prospectus, or 7,530,120 shares of common stock.

Additional Shares

In consideration for providing its Purchase Commitment, we have agreed to issue, at the closing of the Private Placement, to the Standby Investor, a number of shares of common stock equal to 3% of its Purchase Commitment, which we refer to as the Additional Shares. The amount of Additional Shares issuable to the Standby Investor will be 225,904 shares of common stock.

The Additional Shares are being issued on a private basis and are not being registered pursuant to the registration statement of which this prospectus is a part.

Standby Investor Ownership

As of July 8, 2013, the record date for the rights offering, the Standby Investor owned 7,990,493 shares of common stock, representing approximately 8.0% of our issued and outstanding shares of common stock as of such date. If no shareholders exercise their subscription rights in the rights offering, the Standby Investor will own 15,746,517 shares of common stock (after giving effect to the sale of 7,530,120 shares of common stock in the Private Placement and the issuance of 225,904 Additional Shares for providing its Purchase Commitment), representing approximately 14.6% of our issued and outstanding shares of common stock (excluding 518,134 shares of common stock we are obligated to issue to Evercore as compensation for certain financial advisory services provided to us based on an assumed price of $1.93 per share (the last reported sale price of our common stock on the Nasdaq Global Select Market on July 29, 2013)).

Conditions to Standby Investor’s Obligations

The Standby Investor’s obligations under the Purchase Agreement are subject to customary conditions, including, but not limited to, the following: (i) no material adverse effect on us and our subsidiaries shall have occurred since the date of the Purchase Agreement; (ii) the accuracy of our representations and warranties contained in the Purchase Agreement; (iii) all covenants and agreements contained in the Purchase Agreement to be performed by us shall have been performed and complied with in all material respects; (iv) as of the closing date of the Private Placement, none of the following events shall have occurred and be continuing: (A) trading in our common stock shall have been suspended by the Securities and Exchange Commission or the Nasdaq Global Select Market; or (B) a banking moratorium shall have been declared by U.S. federal or New York State authorities; and (v) timely completion of the rights offering in accordance with the terms and conditions set forth in the Purchase Agreement and this prospectus.

Indemnification

Under the Purchase Agreement and subject to certain limitations included in the Purchase Agreement, we have agreed to indemnify and hold harmless the Standby Investor and certain of its related persons with respect to losses arising out of any of the following: (1) any inaccuracy in or breach of any of our representations or warranties contained in the Purchase Agreement; (2) any failure by us to comply with the covenants and agreements contained in the Purchase Agreement; (3) an untrue statement or alleged untrue statement of any material fact contained in the registration statement, including this prospectus and all other documents filed as a part hereof or incorporated by reference herein, or an omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they were made, not misleading; (4) any action, suit or proceeding by any of our stockholders or any other person relating to the Purchase Agreement or the documents or transactions contemplated by the Purchase Agreement; or (5) by reason of the fact that such Standby Investor is a party to the Purchase Agreement or in any way arising, directly or indirectly, from the rights offering or the consummation of the transactions contemplated by the Purchase Agreement.

Under the Purchase Agreement and subject to certain limitations included in the Purchase Agreement, the Standby Investor has agreed to indemnify us and certain of our related persons for losses arising out of an untrue statement or alleged untrue statement or omission or alleged omission relating to the identity of the Standby Investor made in the section of this prospectus or any amendment or supplement to this prospectus titled “The Rights Offering—Purchase Agreement” in reliance upon and in conformity with written information furnished to us by the Standby Investor expressly for use in this prospectus.

Registration Rights

We have entered into a registration rights agreement pursuant to which we have agreed to provide certain customary registration rights to the Standby Investor with respect to the common stock that it acquires in the Private Placement (including the Additional Shares).

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of July 8, 2013, there were 99,960,712 shares of our common stock issued and outstanding (excludes 293,313 shares held in treasury) and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information” and “Incorporation by Reference.”

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of our common stock entitled to vote in any election of directors can elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.

We will fix the rights, preferences and privileges of the preferred stock of each such series, as well as any qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66- 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors;

•

provide that any vacancies resulting from death, resignation, disqualification, removal, or other causes , as well as newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that special meetings of our stockholders may be called only by the board of directors.

Any of these provisions may be amended by a majority of the board of directors.

Shareholder Rights Plan (Tax Benefits Preservation Agreement)

On January 28, 2012, we entered into a Tax Benefits Preservation Agreement with Computershare Trust Company, N.A., as Rights Agent (the “Agreement”). The Agreement is intended to preserve our substantial tax assets associated with net operating loss carry forwards (“NOLs”) and built in losses under Section 382 of the Internal Revenue Code. Our ability to use our NOLs and built in losses would be limited if there was an “ownership change” under Section 382. This would occur if shareholders owning (or deemed under Section 382 of the Internal Revenue Code to own) 5% or more of our stock increase their collective ownership of the aggregate amount of outstanding shares of the company by more than 50 percentage points over a rolling three-year period. The following description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.

Rights Dividend

Pursuant to the terms of the Agreement, the board of directors declared a dividend distribution of one Preferred Stock Purchase Right (a “Right”) for each outstanding share of common stock to stockholders of record as of the close of business on January 29, 2012 (the “Record Date”). In addition, one Right will automatically attach to each share of common stock issued between the Record Date and the Distribution Date (as hereinafter defined). Each Right entitles the registered holder thereof to purchase from us a unit consisting of one ten-thousandth of a share (a “Unit”) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share (the “Preferred Stock”) at a cash exercise price of $15.00 per Unit (the “Exercise Price”), subject to adjustment, under certain conditions specified in the Agreement and summarized below.

Distribution Date

Initially, the Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the Record Date. The Rights will separate from the common stock and will become exercisable upon the earlier of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 4.99% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by the company or certain inadvertent actions by a stockholder (the date of said announcement being referred to as the “Stock Acquisition Date”), or (ii) the close of business on the tenth business day (or such later day as our independent directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 4.99% or more of the outstanding shares of common stock (the earlier of such dates being herein referred to as the “Distribution Date”).

Notwithstanding the foregoing, with respect to any person who beneficially owns (for purposes of the Agreement) 4.99% or more of the outstanding shares of common stock as of the Record Date (such person being referred to in the Agreement as a “Grandfathered Person”), the Distribution Date will not occur unless such Grandfathered Person has acquired beneficial ownership of shares of common stock representing an additional 1/2% of the outstanding shares of common stock (the “Grandfathered Percentage”).

Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (i) the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the Record Date will contain a notation incorporating the Agreement by reference, and (iii) the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

As soon as practicable after the Distribution Date, one or more certificates evidencing one Right for each share of common stock of the company so held, subject to adjustment as provided herein (the “Right Certificates”) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by our independent directors, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

Process for Potential Exemption

Any person who wishes to effect any acquisition of shares of common stock that would, if consummated, result in such person beneficially owning more than 4.99% of the outstanding shares of common stock (or in the case of a Grandfathered Person, the Grandfathered Percentage), may request that our independent directors grant an exemption with respect to such acquisition under the Agreement. Our independent directors may only grant such an exemption if they determine, in their sole discretion, that the acquisition of beneficial ownership of common stock by such person will not jeopardize or endanger the availability to us of the NOLs. Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the person agree that it will not acquire beneficial ownership of shares of common stock in excess of the maximum number and percentage of shares approved by our independent directors).

Subscription and Merger Rights

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise, in lieu of a number of Units of Preferred Stock, that number of shares of common stock of the company (or, in certain circumstances, including if there are insufficient shares of common stock to permit the exercise in full of the Rights, Units of Preferred Stock, other securities, cash or property, or any combination of the foregoing) having a market value of two times the Exercise Price of the Right (such right being referred to as the “Subscription Right”). In the event that, at any time following the Stock Acquisition Date, (i) the company consolidates with, or merges with and into, any other person, and the company is not the continuing or surviving corporation, (ii) any person consolidates with the company, or merges with and into the company and the company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or (iii) 50% or more of the company’s assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the Exercise Price of the Right (such right being referred to as the “Merger Right”). The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Agreement) become null and void.

Until a Right is exercised, the holder will have no rights as a stockholder of the company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units, other securities of the company, other consideration or for common stock of an acquiring company.

Exchange Feature

At any time after a person becomes an Acquiring Person, our independent directors may, at their option, exchange all or any part of the then outstanding and exercisable Rights for shares of common stock or Units at an exchange ratio specified in the Agreement. Notwithstanding the foregoing, our independent directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common stock of the company.

Adjustments

The Exercise Price payable, and the number of Units or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. The company is not obligated to issue fractional Units. If the company elects not to issue fractional Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Preferred Stock on the last trading date prior to the date of exercise.

Redemption

The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, common stock or other consideration deemed appropriate by our independent directors) by our independent directors only until the earlier of (i) the time at which any person becomes an Acquiring Person or (ii) the expiration date of the Agreement. Immediately upon the action of our independent directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

Amendment

Our independent directors in their sole discretion at any time prior to the time at which any person becomes an Acquiring Person. After such time our independent directors may, subject to certain limitations set forth in the Agreement, amend the Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

Expiration Date

The Rights are not exercisable until the Distribution Date and will expire at the earlier of (i) January 29, 2015, (ii) the repeal of Section 382 of the Internal Revenue Code if our independent directors determine that the Agreement is no longer necessary for the preservation of Tax Benefits (as defined in the Agreement) or (iii) the beginning of the taxable year of the company to which the board of directors determines that no Tax Benefits may be carried forward, unless previously redeemed or exchanged by the company.

Miscellaneous

The certificate of designations establishing the Preferred Stock and the form of Right Certificate are attached as Exhibits A and B, respectively, to the Agreement. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. The transfer agent and registrar’s address is 350 Indiana Street, Suite 750, Golden, CO 80401.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations that you should consider in relation to the rights offering.

General

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those discussed below.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders (as defined below) of common stock who acquire the subscription rights pursuant to the terms of the offering, have held the common stock, as applicable, and will hold the subscription rights and any shares of common stock acquired upon the exercise of subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) partnerships, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell subscription rights or common stock under the constructive sale provisions of the Code, persons whose “functional currency” is not the U.S. dollar, investors in pass-through entities, foreign taxpayers and holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. This summary does not deal with any federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.

As used herein, the term “U.S. holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States; (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if it (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors concerning the tax treatment of the receipt and exercise of subscription rights in the rights offering and the ownership and disposition of our common stock received on exercise of subscription rights.

Distribution of Subscription Rights. If you hold common stock on the record date for the rights offering, you generally should not recognize taxable income for U.S. federal income tax purposes upon receipt of the subscription rights.

Stockholder Basis and Holding Period of the Subscription Rights. In general, your basis in the subscription rights received in the offering will be zero. However, if either: (i) the fair market value of the subscription rights on their date of distribution is 15% or more of the fair market value on such date of the common stock with respect to which they are received; or (ii) you properly elect on your U.S. federal income tax return for the taxable year in which you receive the subscription rights to allocate part of the basis of such common stock to the subscription rights, then a percentage of your basis in our common stock with respect to which the subscription rights are received will be allocated to the subscription rights. This election is irrevocable and would apply to all of the subscription rights received pursuant to this rights offering. Such percentage will equal the product of your basis in our common stock with respect to which the subscription rights are received and a fraction, the numerator of which is the fair market value of a subscription right and the denominator of which is the fair market value of a share of our common stock plus the fair market value of a subscription right, all as determined on the date the subscription rights are distributed. Unwired Planet has not obtained, and does not currently intend to obtain, an appraisal of the fair market value of the subscription rights on the date the subscription rights are distributed. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period with respect to the subscription rights you receive will generally include your holding period for the common stock with respect to which the subscription rights were distributed.

Lapse of the Subscription Rights. In general, if you allow the subscription rights you receive to expire unexercised, you should not recognize any gain or loss on the expiration of your subscription rights, and the tax basis of the common stock you own with respect to which such subscription rights were distributed should equal the tax basis in such common stock immediately before the receipt of the subscription rights in this rights offering.

Exercise of the Subscription Rights; Basis and Holding Period of Common Stock Acquired Upon Exercise. You generally should not recognize any gain or loss upon the exercise of your subscription rights. Your basis in the shares of common stock acquired through exercise of the subscription rights will generally be equal to the sum of the subscription price you paid to exercise the subscription rights and your basis in such subscription rights, if any. The holding period for the shares of common stock acquired through exercise of the subscription rights will begin on the date you exercise your subscription rights.

Distributions on Common Stock Received Upon Exercise of Subscription Rights. You will recognize ordinary income upon the receipt of any dividend or other distribution on the shares of common stock you acquire upon exercise of the subscription rights to the extent of our current and accumulated earnings and profits for the taxable year in which the distribution is made. If you are a non-corporate holder, distributions paid out of current and accumulated earnings and profits will generally be qualified dividends and under current law will be taxed at the holder’s long-term capital gains tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements. Distributions may also be subject to the additional Medicare tax discussed below. Distributions paid out of our current and accumulated earnings and profits received by corporate holders are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of your adjusted tax basis in your shares of common stock acquired upon exercise of the subscription rights, and thereafter will constitute capital gain from the sale or exchange of such shares of common stock.

Sale of Common Stock Acquired Upon Exercise of Subscription Rights. If you sell or exchange shares of common stock acquired upon exercise of the subscription rights, you generally will recognize gain or loss on the transaction equal to the difference between the amount realized and your basis in the shares of common stock. Such gain or loss upon the sale or exchange of the shares of common stock will be long-term or short-term capital gain or loss, depending on whether the shares of common stock have been held for more than one year. Under current law, long-term capital gains recognized by non-corporate holders are taxed at a maximum rate of 20%. Such gain may also be subject to the additional Medicare tax discussed below. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. Short-term capital gains of both corporate and non-corporate holders are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Additional Medicare Tax. For taxable years beginning after December 31, 2012, certain U.S. holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax (which we refer to as the “additional Medicare tax”) on investment income. For individual U.S. holders, the additional Medicare tax applies to the lesser of (1) “net investment income” and (2) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by allocable deductions. Investment income generally includes dividends and capital gains. Holders are advised to consult with their own tax advisors with respect to the additional Medicare tax.

Information Reporting and Backup Withholding

Under the backup withholding rules of the Code, you may be subject to information reporting and/or backup withholding with respect to payments of dividends on and proceeds from the sale, exchange or redemption of our shares of common stock unless you: (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (ii) provide a correct taxpayer identification number and certify under penalties of perjury that the taxpayer identification number is correct and that you are not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. We may require you to establish your exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

PLAN OF DISTRIBUTION

On or about             , 2013, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to individuals who owned shares of common stock of record as of 5:00 p.m., New York time, on July 8, 2013, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares, to the subscription agent, Computershare Trust Company, N.A. See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact the information agent, Georgeson, at (800) 903-2897. The subscription rights will not be listed on the Nasdaq Global Select Market or any other stock exchange or market or on the OTC Bulletin Board. The shares of common stock issuable upon exercise of the subscription rights will be listed on the Nasdaq Global Select Market under the symbol “UPIP.”

We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $        .

LEGAL MATTERS

The validity of the subscription rights and the common stock issuable upon exercise of the subscription rights will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Unwired Planet, Inc. and subsidiaries as of June 30, 2012 and 2011, and for each of the years in the three-year period ended June 30, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2012 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended June 30, 2012, filed on September 7, 2012, as amended by our Annual Report on Form 10-K/A for the year ended June 30, 2012, filed on October 9, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 7, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, filed on February 7, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 10, 2013;

•

our Current Reports on Form 8-K and 8-K/A, filed on August 3, 2012, October 22, 2012, October 23, 2012 (other than Item 9.01), October 25, 2012, November 7, 2012 (other than Items 2.02 and 9.01), November 8, 2012 (other than Exhibit 99.1 under Item 9.01), November 9, 2012, January 10, 2013, January 14, 2013, January 16, 2013 (other than Item 9.01), February 14, 2013, February 20, 2013 (other than Item 7.01), June 4, 2013, June 6, 2013, June 21, 2013 and July 2, 2013;

•	our definitive proxy statement on Schedule 14A, filed on September 27, 2012, as amended on October 26, 2012; and

•

the description of our Series A Junior Participating Cumulative Preferred Stock contained in our Registration Statement on Form 8-K filed with the SEC on January 30, 2012, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus until we sell all of the shares covered by this prospectus or the sale of shares by us pursuant to this prospectus is terminated.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access the documents incorporated by reference on our website at www.unwiredplanet.com. Other than the foregoing documents incorporated by reference, the information contained in, or that can be accessed through, our website is not part of this prospectus.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such requests may be directed to Chief Financial Officer, Unwired Planet, Inc., 170 South Virginia Street, Suite 201, Reno, Nevada 89501, or call (775) 980-2345.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

SEC registration fee	$1,705
Accounting fees and expenses	$20,000
Legal fees and expenses	$150,000
Printing and engraving expenses	$50,000
Miscellaneous expenses	$278,295
Total	$500,000

Item 15.	Indemnification of Directors and Officers

In accordance with Section 145 of the Delaware General Corporation Law, our certificate of incorporation provides that no director of Unwired Planet shall be personally liable to Unwired Planet or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Unwired Planet or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize, with the approval of a corporation’s stockholders, the further reductions in the liability of Unwired Planet’s directors for breach of fiduciary duty, then, a director of Unwired Planet shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Our by-laws provide for indemnification by Unwired Planet of its directors, officers and certain non-officer employees under certain circumstances against expenses ( including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Unwired Planet.

In addition, we have entered into indemnification agreements with each of our directors and officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 15. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against, such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 31st day of July, 2013.

UNWIRED PLANET, INC.

By:	/s/ Eric Vetter
Name:	Eric Vetter
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Vetter Eric Vetter	President, Chief Financial Officer and Chief Administrative Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	July 31, 2013

*	Chairman of the Board of Directors	July 31, 2013
Philip A. Vachon

*	Director	July 31, 2013
David Lockwood

*	Director	July 31, 2013
Mark Jensen

*	Director	July 31, 2013
Robin A. Abrams

*	Director	July 31, 2013
Michael C. Mulica

*	Director	July 31, 2013
Peter Feld

*	Director	July 31, 2013
William A. Marino

*By:	/s/ Eric Vetter
Eric Vetter
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Restated Certificate of Incorporation of Openwave Systems Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 7, 2010 (Commission No. 001-16703))

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 (Commission No. 001-16703))

3.3	Certificate of Ownership and Merger merging Unwired Planet, Inc. with and into Openwave Systems Inc (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 (Commission No. 001-16703))

3.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2011 (Commission No. 001-16703))

3.5	Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock of Openwave Systems Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 30, 2012 (Commission No. 001-16703))

4.1	Form of the Company’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2003 (Commission No. 001-16703))

4.2	Tax Benefits Preservation Agreement, dated as of January 28, 2012, between Openwave Systems Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on January 30, 2012 (Commission No. 001-16703))

4.3	Form of Subscription Rights Certificate

4.4	Form of Subscription Agent Agreement

4.5	Form of Information Agent Agreement

5.1	Opinion of Goodwin Procter LLP

10.1	Purchase Agreement, dated June 28, 2013, by and among Unwired Planet, Inc. and the Purchasers identified therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2013 (Commission No. 001-16703))

10.2	Registration Rights Agreement, dated June 28, 2013, by and among Unwired Planet, Inc. and the Purchasers identified therein (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2013 (Commission No. 001-16703))

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Form of Instructions for Use of Unwired Planet Subscription Rights Certificates

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Stockholders who are Record Holders

99.4	Form of Letter to Stockholders who are Beneficial Holders

99.5	Form of Letter to Clients

99.6	Form of Beneficial Owner Election Form

99.7	Form of Nominee Holder Certification